UNITED STATES
                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549
                                      SCHEDULE 13G


                       Under the Securities Exchange Act of 1934
                                   (Amendment No. __)


                                        Sames Corp.
-------------------------------------------------------------------------------
                                     (Name of Issuer)

                                       Common Stock
-------------------------------------------------------------------------------
                              (Title of Class of Securities)

                                         79587E104
-------------------------------------------------------------------------------
                                      (CUSIP Number)

                                       June 28, 2001
-------------------------------------------------------------------------------
                  (Date of Event which Required Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  X  Rule 13d-1(b)
     Rule 13d-1(c)
     Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                   Page 1 of 11 Pages

   CUSIP No. 79587E104                                     Page 2 of 11 Pages
                                  SCHEDULE 13G



   1      NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Ironwood Capital Management, LLC
          Tax ID 04-3386084

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)
                                                               (b)  X

   3      SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Massachusetts

                           5    SOLE VOTING POWER
                                        0
   NUMBER OF SHARES
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
         WITH

                           6
                                  SHARED VOTING POWER
                                  49,400

                           7
                                  SOLE DISPOSITIVE POWER
                                        0

                           8
                                  SHARED DISPOSITIVE POWER
                                  126,800

    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         126,800

    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES __

    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             4.32%

    12  TYPE OF REPORTING PERSON
             OO, IA

   CUSIP No. 79587E104                                      Page 11 of 11 Pages
                                  SCHEDULE 13G


   1      NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Warren J. Isabelle
          N/A

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)
                                                               (b)  X

   3      SEC USE ONLY

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          American

      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY                 0
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH
                           6
                                  SHARED VOTING POWER
                                  49,400

                           7      SOLE DISPOSITIVE POWER
                                        0

                           8      SHARED DISPOSITIVE POWER
                                  126,800

     9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             126,800

    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ___

    11
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             4.32%
    12
             TYPE OF REPORTING PERSON

             HC

   1  NAME OF REPORTING PERSON
      SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Richard L. Droster

          N/A

   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)
                                                           (b)  X

   3  SEC USE ONLY


   4  CITIZENSHIP OR PLACE OF ORGANIZATION
         American


      NUMBER OF            5      SOLE VOTING POWER
        SHARES                    0
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH

                           6      SHARED VOTING POWER
                                  49,400


                           7      SOLE DISPOSITIVE POWER
                                        0


                           8      SHARED DISPOSITIVE POWER
                                  126,800

     9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        126,800

    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ___

    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             4.32%

    12  TYPE OF REPORTING PERSON
             HC

   1      NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Donald Collins

          N/A

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)
                                                               (b)   X

   3
          SEC USE ONLY

   4
          CITIZENSHIP OR PLACE OF ORGANIZATION
          American


      NUMBER OF            5      SOLE VOTING POWER
        SHARES                    0
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH

                           6      SHARED VOTING POWER
                                  49,400


                           7      SOLE DISPOSITIVE POWER
                                        0


                           8      SHARED DISPOSITIVE POWER
                                  126,800

     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             126,800

    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ____

    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             4.32%
    12
             TYPE OF REPORTING PERSON
             HC

Item 1.    (a).    Name of Issuer: Sames Corp.

           (b).    Address of Issuer's Principal Executive Offices:

                    9201 W. Belmont Ave.
                    Franklin Park, IL 60131-2887

Item 2.    (a).    Name of Person Filing:

                  (i) Ironwood Capital Management, LLC ("ICM")
                  (ii) Warren J. Isabelle ("Isabelle")
                  (iii) Richard L. Droster ("Droster")
                  (iv) Donald Collins ("Collins")

           (b).    Address of Principal Business Office or, if none, Residence:

                  ICM:
                  21 Custom House Street
                  Boston, MA 02110

                  Isabelle:
                  c/o ICM:
                  21 Custom House Street
                  Boston, MA 02110

                  Droster:
                  c/o ICM:
                  21 Custom House Street
                  Boston, MA 02110

                  Collins:
                  c/o ICM:
                  21 Custom House Street
                  Boston, MA 02110

             (c).    Citizenship or Place of Organization:

                     ICM: Massachusetts
                     Isabelle: American
                     Droster: American
                     Collins: American

             (d).    Title of Class of Securities: Common Stock

             (e).    CUSIP Number:  79587E104

Item 3. If this statement is filed pursuant to sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a)     [ ] Broker or dealer registered under section 15 of
                     the Act (15 U.S.C. 78o);

         (b)     [ ] Bank as defined in section 3(a)(6) of the
                     Act (15 U.S.C. 78c);

         (c)     [ ] Insurance company as defined in section 3(a)(19)
                     of the Act (15 U.S.C. 78c.);

         (d)     [ ] Investment company registered under section 8 of
                     the Investment Company Act of 1940 (15 U.S.C.
                     80a-8);

         (e)     [x] An investment adviser in accordance with
                     section 240.13d-1(b)(1)(ii)(E);

         (f)     [ ] An employee benefit plan or endowment fund in
                     accordance with section 240.13d-1(b)(1)(ii)(F);

         (g)     [ ] A parent holding company or control person in
                     accordance with section 240.13d-1(b)(1)(ii)(G);

         (h)     [ ] A savings associations as defined in
                     section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i)     [ ] A church plan that is excluded from the
                     definition of an investment company under
                     section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)     [ ] Group, in accordance with section 240.13d-1(b)(1)
                     (ii)(J).

Item 4.            Ownership.

       Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a).    Amount beneficially owned:
                  (i)   ICM:  126,800
                  (ii)  Isabelle:  126,800
                  (iii) Droster:  126,800
                  (iv) Collins:  126,800

           (b).    Percent of class:
                  (i)   ICM:       4.32%
                  (ii)  Isabelle:  4.32%
                  (iii) Droster:   4.32%
                  (iv) Collins:    4.32%

           (c).    Number of shares as to which the person has:

                    (1)    Sole power to vote or to direct the vote:

                           (i)      ICM:         0
                           (ii)     Isabelle:    0
                           (iii)    Droster:     0
                           (iv)     Collins:     0

                   (2) Shared power to vote or to direct the vote:

                           (i)      ICM:       49,400
                           (ii)     Isabelle:  49,400
                           (iii)    Droster:   49,400
                           (iv)     Collins:   49,400

                   (3) Sole power to dispose or to direct the disposition of:

                           (i)      ICM:          0
                           (ii)     Isabelle:     0
                           (iii)    Droster:      0
                           (iv)     Collins:      0

                   (4)  Shared power to dispose or to direct the disposition of:

                           (i)      ICM:       126,800
                           (ii)     Isabelle:  126,800
                           (iii)    Droster:   126,800
                           (iv)     Collins:   126,800

Item 5.        Ownership of Five Percent or Less of a Class:

                  [X]

Item 6.        Ownership of More Than Five Percent on Behalf of Another Person:

               Not Applicable

Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

               Not Applicable

Item 8.        Identification and Classification of Members of the Group:

               Not Applicable

Item 9.        Notice of Dissolution of Group:

               Not Applicable

Item 10. Certification:

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

        In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, each of the persons filing this statement expressly disclaim the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.

                                       SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   IRONWOOD CAPITAL
                                   MANAGEMENT, LLC

Date:  July 10, 2001                                 *
                                   ------------------------------------
                                   Warren J. Isabelle, Manager


Date:  July 10, 2001                                 *
                                   ------------------------------------
                                   Warren J. Isabelle, Manager


Date:  July 10, 2001                                 *
                                   ------------------------------------
                                   Richard L. Droster, Executive Vice President


Date:  July 10, 2001                                 *
                                   ------------------------------------
                                   Donald Collins, Senior Portfolio Manager


By:      /s/ Gary S. Saks                                     July 10, 2001
         --------------------------------------------
         Gary S. Saks, Attorney-in-Fact
* Executed pursuant to powers of attorney dated May 10, 2001 and filed herewith as Exhibit 2.

                                       EXHIBIT 1

JOINT FILING AGREEMENT AMONG IRONWOOD CAPITAL MANAGEMENT, LLC WARREN J. ISABELLE, RICHARD L. DROSTER AND DONALD COLLINS

WHEREAS, in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the "Act"), only one joint statement and any amendments thereto need to be filed whenever one or more persons are required to file such a statement or any amendments thereto pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement or amendments thereto is filed on behalf of each of them;

NOW, THEREFORE, the parties hereto agree as follows:

IRONWOOD CAPITAL MANAGEMENT, LLC, WARREN J. ISABELLE, RICHARD L. DROSTER AND DONALD COLLINS hereby agree, in accordance with Rule 13d-1(k) under the Act, to file a statement on Schedule 13G relating to their ownership of Common Stock of the Issuer and do hereby further agree that said statement shall be filed on behalf of each of them.

                                                     IRONWOOD CAPITAL
                                                     MANAGEMENT, LLC

Date:  July 10, 2001                                          *
                                            ------------------------------------
                                                     Warren J. Isabelle, Manager


Date:  July 10, 2001                                          *
                                           ------------------------------------
                                                     Warren J. Isabelle


Date:  July 10, 2001                                          *
                                            -----------------------------------
                                                     Richard L. Droster


Date:  July 10, 2001                                          *
                                            -----------------------------------
                                                     Donald Collins


By:      /s/ Gary S. Saks                                     July 10, 2001
         --------------------------------------------
         Gary S. Saks, Attorney-in-Fact

* Executed pursuant to powers of attorney dated May 10, 2001 and filed herewith as Exhibit 2.

                                                                     EXHIBIT 2

                                   POWER OF ATTORNEY


        KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints Gary S. Saks his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him in his name, place, and stead, to sign any and all filings and schedules pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, and the rules thereunder, applicable to himself or to Ironwood Capital Management, LLC, and any notices, amendments or supplements thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, the undersigned have subscribed to these presents this 10th day of May, 2001.



By:                                                  Title:


/s/ Warren J. Isabelle                          Manager
Warren J. Isabelle                              Ironwood Capital Management, LLC


By:                                             Title:


/s/ Richard L. Droster                          Executive Vice President
Richard L. Droster                              Ironwood Capital Management, LLC


By:                                             Title:


/s/ Donald Collins                              Senior Portfolio Manager
Donald Collins                                  Ironwood Capital Management, LLC